UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act Of 1934

Date of Report (Date of earliest event reported): January 4, 2024

THE INTERGROUP CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-10324	13-3293645
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1516 S. Bundy Drive Suite 200, Los Angeles, CA	90025
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (310) 889-2500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	INTG	NASDAQ CAPITAL MARKET

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2)

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.04.	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On January 4, 2024, The InterGroup Corporation (the “Issuer” or the “Company”) was made aware of a notice of default (the “Notice”) issued to Justice Operating Company, LLC, which is the wholly owned subsidiary of Portsmouth Square, Inc. (“Justice”) and received by Justice as of that date. The Notice states that the $97 million principal amount in loans made to Justice by various institutional lenders, known as Loan No.: M300801016 / Reference No.: SS57524 and Loan No.: M300801015 / Reference No.: SS57523, are in default. The Notice states that the lenders have rights as a result of such defaults, including, but not limited to, acceleration of the loans, foreclosure on collateral and other rights and remedies under the loan documents and otherwise available under law. In September 2023, the Company entered into an agreement with Hart Advisors Group LLC (“Hart”) to assist the Company in the negotiations of loan modifications for its senior and mezzanine loans with maturity date of January 1, 2024. We have submitted negotiated proposed loan modification terms to the lenders which are under review by the senior lender’s special servicer LNR Partners, LLC and other parties that are part of the loan. There is no assurance that any negotiations will be resolved in favor of Justice nor do these negotiations in any way limit the lenders’ rights.

ITEM 9.01	EXHIBITS

104	Cover Page Interactive Data File

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE INTERGROUP CORPORATION

Dated: January 10, 2024	By:	/s/ John V. Winfield
Chairman of the Board; President and Chief Executive Officer